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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

Dear Sirs

S-3 Registration Statement

We consent to the inclusion in the Registration Statement (Form S-3), Registration No. 333-50413, and related prospectus and prospectus supplements for the registration of common stock, debt securities and preferred stock of Federal-Mogul Corporation, all of which are dated 14 May 1998 and the incorporation by reference and inclusion therein of our report dated 17 February 1998 in respect of the consolidated balance sheets of T&N plc and its subsidiaries at 31 December 1997 and 31 December 1996, and the related consolidated profit and loss accounts, reconciliations of movements in shareholders' funds and consolidated cash flow statements for each of the years in the three year period ended 31 December 1997 and to the references to our firm under the heading "Experts" in the registration statement and related prospectus and prospectus supplements, registration number 333-50413.

Yours faithfully

/s/ KPMG Audit Plc

KPMG Audit Plc